Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200193) pertaining to the Stock Incentive Plan of First NBC Bank Holding Company of our report dated March 31, 2015, with respect to the consolidated financial statements of First NBC Bank Holding Company, and the effectiveness of internal control over financial reporting of First NBC Bank Holding Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 31, 2015